EXHIBIT 10.29

AMENDMENT NO 1. TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of this 20th of April, 2005 by and between Davel Communications, Inc., a Delaware corporation (“Davel”) and Tammy Martin (“Martin”).

WHEREAS, Davel and Martin entered into that certain Employment Agreement on February 1, 2005 (“Agreement”);

WHEREAS, Davel, Mobilepro Corp. (parent company of Davel) and Martin mutually desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment No. 1. Section 1 of the Agreement shall be deleted in its entirety and replaced with the following language:

Employment and Services.

During the term of this Agreement, the Executive shall be employed as Chief Administrative Officer and General Counsel of the Corporation. As Chief Administrative Officer and General Counsel, the Executive shall render administrative and management services to the Corporation such as those that are customarily performed by persons situated in similar executive positions, and such other duties as requested by the Chief Executive Officer of Mobilepro Corp., may from time to time reasonably direct. As an employee of the Corporation, the Executive shall report directly to the CEO of Mobilepro, or to such other person as the CEO or Board of Directors may reasonably direct.

2. Amendment No. 2. The following language shall be inserted into the Agreement as Section 4(e):

As partial consideration for entering into this Agreement, Mobilepro Corp. hereby grants Ms. Martin warrants to acquire one million five hundred thousand (1,500,000) shares of Mobilepro’s common stock at an exercise price of $0.15 per share (the “Warrants”). The Warrants shall vest ratably over the remaining Term of the Agreement, or immediately if Ms. Martin’s employment is terminated without cause (as described in Section 6 (b) of the Agreement) or, due to a change in control, sale of a majority of the common stock or substantially all of the assets of Mobilepro or merger of Mobilepro into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of Mobilepro) or reverse merger with another company.

3. Other Changes. It is understood and agreed by the parties hereto that all other provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

DAVEL COMMUNICATIONS, INC.	MOBILEPRO CORP.

By__________________________________	By________________________________
Geoffrey B. Amend, Executive Vice President	Jay O. Wright, Chief Executive Officer

“Davel”	“MobilePro”

TAMMY MARTIN

_________________________________

“Martin”